Gladstone Commercial Corporation Elects Jack Reilly to its Board of Directors

MCLEAN, Va., Jan. 11, 2011 /PRNewswire/ -- Gladstone Commercial Corporation (Nasdaq: GOOD) (the "Company") announced today that its Board of Directors elected Jack Reilly to the Board to fill a vacancy.

(Logo: http://photos.prnewswire.com/prnh/20101005/GLADSTONECOMMERCIAL )

Since 1987, Mr. Reilly has been the President of Reilly Investment Corporation, which provides advisory services and financing to public and private companies involved in real estate financing. Mr. Reilly served as President and CEO of Reilly Mortgage Group, Inc. from 1976 to 1984, before the company was sold to Perpetual Savings Bank. From 1971 to 1976 Mr. Reilly served as Vice President at Walker & Dunlop, Inc., which specialized in commercial loan origination, joint ventures and HUD programs. Prior to that, he worked as a Research Engineer for the Crane Company after serving in the U.S. Navy as a Supply Officer from 1964 to 1967.  Mr. Reilly received a Bachelor of Arts and a Bachelor of Science, Mechanical Engineering from University of Notre Dame and an MBA from Harvard Business School. He is involved in many notable charities in the Washington, D.C. area.

Gladstone Commercial Corporation is a publicly-traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate properties and selectively making long-term mortgage loans. Information on the business activities of all the Gladstone Funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone Funds, please visit www.gladstone.com.

CONTACT: Gladstone Commercial Corporation, +1-703-287-5893